EXHIBIT 10.19

ImVisioN

ImVisioN GmbH Feodor-Lynen-Str. 5 D-30625 Hannover

Ansprech-
	partner:	Martin Steiner
Therapeomic AG	fon:	(0511) 53 88 96-76
Prof. Tudor Arvinte	fax:	(0511) 53 88 96-66
c/o Biozentrum, University of Basel	e-mail:	m.steiner@imvision-therapeutics.com
Klingelbergstrasse 70
CH-4056 Basel
Switzerland

Hannover, 17. August 2006

Amendment of Collaboration Agreement dated February 2006

This is to confirm the intent of Therapeomics Inc. and ImVisioN GmbH (the “Parties”) to amend their Collaboration Agreement (“Agreement”) dated February 2005.

The Parties agree that the Attachment A1, which is attached to this Amendment shall become an integrated part of Attachment A of the Agreement.

The Parties further agree that the Attachment B1, which is attached to this Amendment shall become an integrated part of Attachment B of the Agreement.

All other provisions of the Agreement remain in effect and shall not be affected by this Amendment.

This Amendment becomes effective on July 1st 2006 by signature of both Parties:

Hannover, 17.8.2006	Basel, 23.8.2006

/s/ Martin Steiner	/s/ Tudor Arvinte
/s/ Horst Rose	Therapeomic Inc.
ImVisioN GmbH

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ATTACHMENT A1

I) Project goals:

1)	Develop special methods to study IVN201 binding to surfaces and aggregation proper- ties. These methods will be used for the development of a stable IVN201 formulation.
2)	Study IVN201 physico-chemical properties with focus on protein aggregation and bind- ing to surfaces.
3)	Perform a high-throughput-formulation screening study to find specific ingredients with beneficial effects in stabilizing IVN201 in solutions.
4)	Optimize the present IVN201 adjuvant formulation of ImVisioN.
5)

Based on the found best stabilizing conditions, develop IVN201 stable formulations. The target formulation will be a liquid formulation ready to use (including the best found ad- juvant); the second target formulation will be a stable freeze-dried formulation to be re- constituted with an aqueous solution and then mixed with the adjuvant prior to use.

II) Next collaboration steps:

Experimental work will be performed in the Therapeomic laboratories at Geneva University and at Biozentrum, University of Basel.

The experimental work will have the following phases:

1)	Development of special methods to study the aqueous properties of IVN201 with focus on in vitro aggregation and binding to surfaces as well as of IVN201 interaction with Aluminium adjuvants

Understanding of the IVN201 properties is of crucial importance for the success of the pro- ject. To increase the success rate of the project we propose the development of following methods: a) field flow fractionation and b) circular dichroism.

	a)	Development of a Field Flow Fractionation (FFF) method to investigate the aggre- gation of INV201

Time frame: 1 month (July 2006)

Milestone 1a-P2: Provide a Report on the developed FFF method to study the aggregation of INV201 in solutions

The FFF method(s) will be developed to characterize the IVN201 aggregates and provide information on the molecular weights of different protein aggregates. The FFF will also be used for the stability study of the POC formulation. FFF will be a valuable tool in the development of the IVN201 final formulations.

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b)	Circular dichroism (CD) studies of the aggregation properties of INV201 in drug substance and in the drug product

Time frame: 2 months (July-August 2006)

Milestone 1b-P2: Provide a Report on CD studies on the INV201 aggregation states in solution, in the drug substance and in the POC formulation

CD will provide information on the conformation of INV201 in different solutions and different aggregation states. CD is of interest since it was used study the correct folding of the recombinant folded major cat allergen Fel d 1 (Grönlund et al. 2003, J. Biol. Chem. 278, 40144-40151). The INV201 drug substance secondary structure as well as IINV201 in the POC formulation will be characterized.

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ATTACHMENT B1

Service Fees

In consideration for the performance of the work which will be performed between July 2006 and August 2006 and which is described in Attachment A1, ImVisioN shall pay to Therapeomic the amount stated in the present document; the payments include VAT.

These amounts shall include any and all additional costs, such as salaries, overhead, equipment, facilities and consumables, but not the active pharmaceutical ingredients (IVN20 or special chemicals or used in the formulations, or special columns used for analytical methods not developed by Therapeomic), which shall be supplied by ImVisioN. Any project trip related costs by Therapeomic employees should be paid by ImVisioN.

This amount shall become due as follows:

-	15’000 € (fifteen thousand Euro) upon successful completion of the Milestone 1a-P2 of the Attachment A2 (FFF method) and delivery of the related report;

-	15’000 € (fifteen thousand Euro) upon successful completion of the Milestone 1b-P2 of the Attachment A2-P2 (CD study) and delivery of the related report;

Should the work from this Agreement lead to patentable Inventions of improved stable ImVi-sioN formulations that will be patented by ImVisioN, ImVisioN (or its licensee) should pay the following milestones to Therapeomic:

1.	50’000 € (fifty thousand Euro) within 30 days of filing a patent application upon any product or process resulting from the work performed by Therapeomic

2.	100’000 € (hundred thousand Euro) within 30 days after first grant of such a patent in US, Switzerland, UK, Germany, Spain, Italy, France or any other EU country.

3.

100’000 € (hundred thousand Euro) after the completed submissions by ImVisioN of the first new drug application (NDA) in US, Switzerland, UK, Germany, Spain, It- aly, France or any other EU country for a Patent Protected Pharmaceutical Product. With “Patent Protected Pharmaceutical Product” shall mean a pharmaceutical prod- uct which is covered by a patent (i) which patent is the direct result of an invention made by Therapeomic under this Agreement, (ii) which patent is granted to and owned by ImVisioN (or its licensees), and (iii) which pharmaceutical product repre- sents a dosage form or indication which is new compared to other products which exist on the market at the time of submission of the NDA.

4.	300’000 € (three-hundred thousand Euro) after ImVisioN (or its licensee) obtains a marketing authorization in a first market using the Therapeomic formulation.